Exhibit 10.6

STRICTLY PRIVATE AND CONFIDENTIAL

1 September 2013

Mr. B. Lane Bond
7831 Glenn Cliff Dr
Houston, Texas 77064

Dear Mr. Bond:

Further to our recent discussions, we are pleased to confirm the following employment arrangements in connection with the terms of your employment with Epsilon Energy USA, Inc., that replaces your employment contract dated October 15, 2012, and is effective immediately.

Position:	Chief Financial Officer of Epsilon Energy USA, Inc. and Epsilon Energy Ltd. (“Epsilon”)

Responsibilities:

You will be generally responsible for all matters typical of those for a Chief Financial Officer and shall report to the Chief Executive Officer and Board of Directors. In addition, you shall generally undertake and perform the following duties and responsibilities on behalf of Epsilon and Epsilon Energy Ltd.:

• Responsible for overseeing, processing, reviewing and corresponding with all transactions;

•    Maintaining the integrity of the General Ledgers of all Epsilon companies, and responsible for implementing accounting control systems and processes, proper recording and reporting of financial information and compliance with internal controls;

•             Responsible for reviewing and ensuring accurate and timely processing of all accounting procedures and transactions, including but not limited to revenue processing, joint interest processing, and property accounting;

• Direct and ensure monthly close for Accounting is completed in a timely and accurate manner;

• Analyze and review financial data, prepare financial statements and reports for both internal and external purposes, including completing the required financial filings for TSX;

10700 North Freeway Ste 930 Houston, TX 77037 USA Phone: 281-670-0002 Fax: 281-668-0985	150 Jardin Drive, Suite #9 Concord, ON, Canada, L4K 3P9 Phone: 905.738-7877 Fax: 905.669.8220

• Assist in budgeting and forecasting processes;

• Main correspondent for quarterly reviews and annual audits;

• Assist in annual tax preparations;

• Payroll / Human Resources review and administration;

• Financial representative in field, actively managing operational purchases and assuring compliance with Epsilon’s purchasing policy;

• And provide other services as may, from time to time, be required by the Management of the Corporation
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You will devote an average of 15 days per month to Epsilon affairs. Giving consideration to ensuring that all matters of Epsilon business within the accounting function are properly covered and completed on time.

You will serve at all times with loyalty and honesty in the best interest of Epsilon and ensure that the fullest of professional standards and ethics are maintained, and comply with all applicable laws and corporate policies.

Base Salary:	$150,000.00 per annum (less statutorily required deductions), paid bi-weekly. You shall receive an annual base salary review.

Options:

You have been awarded stock options in the past, and they remain outstanding. Additional stock options, including the terms therein, may be issued to you in the future entirely at the discretion of Epsilon Energy Ltd.’s Board of Directors and/or Compensation Committee.

Inconsistency Between Other Agreements and this Agreement:	In the event of any inconsistency between other agreements and this agreement the terms of this Agreement shall prevail.

Benefits	1. Travel and Entertainment Budget You will be reimbursed for all reasonable documented business expenses incurred on behalf of Epsilon in carrying out your duties.

2. Statutory Holidays You will be entitled to time off for holidays in a manner that is consistent with the applicable policies of Epsilon energy USA, Inc. as in effect from time to time.

3.             Insurance

You will be provided with family health insurance through a reputable carrier. You shall also be provided with a Health Savings Account or Health Flex Account funded by Epsilon. Any other insurance provided shall be comparable with the level of insurance provided by Epsilon Energy USA, Inc. to other employees in accordance with the terms of future plans and any revisions thereto.

4.             Bonus

Epsilon has available an annual bonus pool which is granted at the sole discretion of the CEO every December and payable the following year no later than the first payroll processed in April, provided the individual is still with the company on the payment date; unless the reason for the individual’s departure from the company is related to a Change of Control and as such any remaining bonus will be paid along with the Severance payment as outlined in the Termination section below.

5. D&O Insurance You shall be covered by comprehensive directors’ and officers’ liability insurance and errors and omissions liability insurance, which shall be maintained by Epsilon at its expense.

Office location:	Houston, Texas

Term of this Agreement:

Subject to earlier termination as provided below the term of this agreement shall commence upon the effective date of this contract being September 1, 2013 and shall expire on the date which is three (3) years from the date hereof (“Initial term”). This agreement may be renewed pursuant to terms as mutually agreed upon by the parties unless your employment is terminated by Epsilon in accordance with the terms of this agreement.

Termination:

If your employment is terminated by Epsilon for reasons other than for just cause (defined as unethical, criminal behavior, your death or your resignation), or if there is a change in control at Epsilon resulting in, the acquisition by any person. directly or indirectly, of 50% or more of Epsilon’s outstanding common shares, or any merger, arrangement or similar event where control is transferred, or any event whereby any party or group, acting together, elects or causes to be elected to the board of directors of Epsilon persons who are or may be considered nominees thereof, and such persons constitute 50% or more of the directors of Epsilon then in office you shall be entitled to the following:

•             A severance payment in an amount equal to six (6) months of your contract salary amount. The Severance is payable in a lump sum within 14 days of the termination date or in the case of Change in Control, payable immediately;

• You may exercise any held and then vested options as per the provisions of the governing stock option plan; and
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If your employment is terminated by death or permanent disability, proved that in the latter case Epsilon has made legally recognized efforts to accommodate your disability and such efforts to accommodate have been unsuccessful you (or your successors) shall not be entitled to the Severance Payment described herein, but the other severance entitlement terms hereof shall continue to apply.

Confidentiality:	The terms of this agreement shall be kept confidential, to the extent permitted by applicable law.

Resignation:

You may, by providing 15 days prior notice, in writing, terminate this Agreement and your employment with Epsilon. If you provide such notice, Epsilon may request that you cease duties prior to the expiry of this notice period, and Epsilon shall, in such event, pay you an amount equal to the difference between the amount you would have received had your employment been continued throughout the notice period and the amount actually paid by Epsilon to you during the notice period.

Intellectual Property, Confidentiality:	You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:

(i)            Technology, Know-How, Inventions, Patents: That all designs, devices, improvements, intentions and ideas made or conceived by you resulting from your access to the business of Epsilon shall be exclusive property of Epsilon and you and your estate agree to take all necessary steps to ensure that such property rights are protected; and

(ii)           Confidentiality, You shall keep confidential, at any time during your employment, and for 1 year after cessation of employment, any proprietary or confidential information about the business and affairs of, or belonging to, Epsilon or any affiliate or associate thereof, including information which, though technically not trade secrets, the dissemination of knowledge whereof might prove prejudicial to any of them.

Legal Advice:	You acknowledge and agree you have had the opportunity to seek independent legal advice prior to the execution and delivery of this Agreement.

General:

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows or to such other address as the relevant party may specify from time to time:

(a) if to Epsilon Energy USA, Inc.: Attention: Michael Raleigh Ste. 930, 10700 North Freeway Houston, Texas, 77037 USA

(b) if to B. Lane Bond: 7831 Glenn Cliff Dr. Houston, Texas 77064

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) or, if mailed, on the third business day following the date of mailing; provided, however, that if at the time of mailing or within three (3) business days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communications as aforesaid

This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the parties hereto, and your heirs, executors, administrators and legal personal representatives and the successors and assigns of Epsilon. This Agreement is personal to you and may not be assigned by you.

Entire Agreement:

This Agreement constitutes the entire agreement between you and Epsilon with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no covenants, conditions, agreements, representations, warranties or any other terms or provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof, except as herein provided.

Governing Law:	This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of you and Epsilon and shall be governed by, the laws of the State of Texas.

Waiver:

No amendment or waiver of any provision of this Agreement shall be binding on you and Epsilon unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

If you are in agreement with the terms of employment as contained in this letter, please confirm your acceptance of same by signing below and returning this letter in confidence to me.

Yours very truly,

EPSILON ENERGY USA, INC.

Per:	/s/ Michael Raleigh
Name:	Michael Raleigh
Office:	Chief Executive Officer
I hereby accept the terms of this offer.

/s/ Deena Williams		/s/ B. Lane Bond
Witness:		B. Lane Bond

		Date:	8-21-2013